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                                                                      EXHIBIT 21



                           Subsidiaries of Registrant


         The Company has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements.

                                                   State or Country
Name of Subsidiary                                 of Incorporation
------------------                                 ----------------

Brush Wellman GmbH                                 Germany

Brush Wellman (Japan), Ltd.                        Japan

Brush Wellman Limited                              England

Brush Wellman (Singapore), Pte Ltd.                Singapore

Technical Materials, Inc.                          Ohio

Williams Advanced Materials Inc.                   New York

Williams Advanced Materials Pte Ltd.               Singapore